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                                                                   EXHIBIT 8





                                                 December 2, 1994



Union Tank Car Company
225 West Washington Street
Chicago, Illinois  60606

  Re:  Union Tank Car Company Pass Through Certificates
       Series 1994-A

Ladies and Gentlemen:

  We have acted as counsel to Union Tank Car Company, a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (Registration No. 33-56287), as amended by Amendment No. 1 thereto (the "Registration Statement"). The Registration Statement relates to the Pass Through Certificates, Series 1994-A which will be issued under a Pass Through Trust Agreement by and between the Company and The First National Bank of Chicago, a national banking association, as trustee.

  We are of the opinion that the discussions in the Prospectus constituting a part of the Registration Statement under the captions "Certain Federal Income Tax Consequences" and "Certain Illinois Taxes", insofar as they relate to statements of law or legal conclusions, are correct in all material respects.

  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm in the first paragraph under the caption "Certain Federal Income Tax Consequences" and under the caption "Certain Illinois Taxes" in the Prospectus constituting a part of the Registration Statement.

                                           Very truly yours,

                                           /s/ NEAL GERBER & EISENBERG

                                           NEAL GERBER & EISENBERG